EXHIBIT 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

July 29, 2003

CorVel Corporation
2010 Main Street, Suite 600
Irvine, California 92614

Re:	Registration Statement on Form S-8 for Offering of 750,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to CorVel Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 750,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), which are to be offered and sold pursuant to the Company’s Restated 1988 Executive Stock Option Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K of the Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the Plan and any agreements thereunder, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the State of California and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

DORSEY & WHITNEY LLP